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                                                                 EXHIBIT 99.1

                                                  Contact: Robert B. Nolen, Jr.
                                                           President and Chief
                                                             Executive Officer
                                                                (205) 221-4111



                    PINNACLE BANCSHARES ANNOUNCES RESULTS FOR
                 FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003


         Jasper, Alabama (February 26, 2004) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's results of operations for the fourth quarter and year ended December 31, 2003.

         For the year ended December 31, 2003, net income was $2,426,000, compared with net income of $2,013,000 in the prior year, an increase of approximately 20%. Net interest income after the provision for loan losses for the year ended December 31, 2003, was $6,418,000, compared with $6,473,000 in the prior year.

         Mr. Nolen stated that a significant portion of the higher net income was related to non-interest income, which increased from $2,157,000 for the year ended December 31, 2002, to $2,845,000 for the year ended December 31, 2003. The increase was primarily attributable to increases in net gains on the sale of loans held for sale and available-for-sale securities of $311,000 and $362,000, respectively.

         At December 31, 2003, the investment portfolio of $83,300,000 consisted primarily of U.S. agency and mortgage-backed securities and was classified as "available-for-sale". During fiscal 2003, $35,000,000 in agency securities were called and the Company sold $46,400,000 in available-for-sale agency securities in order to restructure its investment portfolio. The proceeds from these calls and sales, combined with proceeds from loan principal repayments and Federal Home Loan Bank advances, were used to purchase $96,700,000 in agency securities.

         For the three months ended December 31, 2003, net income was $556,000, compared with net income of $582,000 for the three months ended December 31, 2002. Net interest income after the provision for loan losses for the three months ended December 31, 2003, was $1,769,000, compared with $1,619,000 in the same period last year.

         Basic and diluted earnings were $1.53 per share and $1.50 per share, respectively, for the year ended December 31, 2003. In 2002, basic and diluted earnings were $1.14 per share and $1.13 per share, respectively. For the three months ended December 31, 2003, basic and diluted earnings were $0.36 per share and $0.35 per share, respectively. For the same period last year, basic and diluted earnings were each $0.33 per share.

         Mr. Nolen stated that the Company's net interest margin increased to 3.83% and 3.71% for the fourth quarter and year ended December 31, 2003, respectively, from 3.60% and 3.51% for the fourth quarter and year ended December 31, 2002, respectively.

         Mr. Nolen noted that the provision for loan losses in fiscal 2003 was $963,000, compared to $647,000 in fiscal 2003. As a percent of total loans, the allowance for total loans receivable increased from 1.10% at December 31, 2002 to 1.37% at December 31, 2003.

         Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.



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                            PINNACLE BANCSHARES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS


                                               Three Months Ended December 31,
                                               -------------------------------
                                                  2003               2002
                                               ----------        -------------
Net income                                     $  556,000        $   582,000
Basic earnings per share                       $     0.36        $      0.33
Diluted earnings per share                     $     0.35        $      0.33

Performance ratios (annualized):
  Return on average assets                           1.06%              1.06%
  Return on average equity                          11.57%             11.31%
  Interest rate spread                               3.79%              3.51%
  Net interest margin                                3.83%              3.60%
  Operating cost to assets                           2.69%              2.51%

Weighted average basic shares
  outstanding                                   1,562,561          1,753,581
Weighted average diluted shares
  outstanding                                   1,611,027          1,762,587
Dividends per share                            $     0.10        $      0.10
Provision for loan losses                      $   81,000        $   213,000

                                                   Year Ended December 31,
                                               -----------------------------
                                                  2003               2002
                                               ----------        -----------
Net income                                     $2,426,000        $ 2,013,000
Basic earnings per share                       $     1.53        $      1.14
Diluted earnings per share                     $     1.50        $      1.13

Performance ratios:
   Return on average assets                          1.13%              0.92%
   Return on average equity                         12.45%             10.04%
   Interest rate spread                              3.65%              3.44%
   Net interest margin                               3.71%              3.51%
   Operating cost to assets                          2.58%              2.60%

Weighted average basic shares
   outstanding                                  1,586,044          1,769,888
Weighted average diluted shares
   outstanding                                  1,620,082          1,776,444
Dividends per share                            $     0.40        $      0.40
Provision for loan losses                      $  963,000        $   647,000




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
                                                          December 31,
                                              ---------------------------------
                                                   2003                2002
                                              -------------       -------------
Total assets                                  $ 208,540,000       $ 218,290,000
Loans receivable, net                         $ 105,477,000       $ 119,375,000
Deposits                                      $ 179,939,000       $ 188,955,000
Total stockholders' equity                    $  19,376,000       $  19,955,000
Book value per share                          $       12.22       $       11.27
Stockholders' equity to assets ratio                   9.29%               9.14%

Asset quality ratios:
   Nonperforming loans as a percent of
     total loans                                       0.69%               0.98%
   Nonperforming assets as a percent of
     total assets                                      0.84%               1.23%
   Allowance for loan losses as a
     percent of total loans                            1.37%               1.10%
   Allowance for loan losses as a
     percent of nonperforming loans                  201.51%             112.99%




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